Exhibit 99.1

W6316 Design Drive Greenville, WI 54942 P.O. Box 1579 Appleton, WI 54912-1579

February 19, 2016

Mr. Jack L. Howard

President

Steel Partners Holdings L.P.

590 Madison Avenue, Floor 32

New York, New York 10022

Dear Jack:

Our Board of Directors took up consideration of your letter indicating your interest in a transaction with our company at its meetings last week and today.  As you know, we have taken your letter very seriously.  We share our stockholders’ frustration with the recent stock performance, however we do not believe that the stock performance or our status as a public company negatively impacts the current or future performance of the company.  In considering your letter, the Board took into consideration the terms of your indication of interest relative to the company’s most recently announced results, the near and long-term prospects of the company based on our management team’s long-term plans, the commencement of our busy season, and the lack of liquidity in and sporadic trading prices of the company’s stock.  In light of these considerations, the Board of Directors concluded that your indication of interest was not reflective of the company’s current or long-term value and therefore it would not be in the best interests of our stockholders to pursue a transaction on the basis outlined in your letter.  We plan to issue our earnings for the year ended December 26, 2015 on or before March 10th, during which we will expand on the positive results we announced earlier this month and will provide our guidance for 2016.  We and management are encouraged with the positive momentum in the business and intend to continue our focus on driving stockholder value through improved performance.  While this remains our focus, we appreciate your interest in the Company and are always interested in the views of our stockholders.

Very truly yours,

James R. Henderson

Chairman of the Board

School Specialty.com	Phone: 888-388-3224